NEWS BULLETIN                                    RE:    MB Software Corporation
                                                        2225 E. Randol Mill Road
                                                        Suite 305
                                                        Arlington, Texas 76011
From:  MB Software Corporation
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For Further Information:

AT THE COMPANY
Scott A. Haire                                             Lucy J. Singleton
Chief Executive Officer                                    Shareholder Relations
(817) 633-9400                                             (817) 633-9400

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FOR IMMEDIATE RELEASE
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November 14, 2003
MB Software Corporation Announces Acquisition of MB Holding Corporation

ARLINGTON, Texas-- (BUSINESS WIRE)--November 14, 2003 - MB Software Corporation (OTC PK: MBSB), announced today that the Company has acquired MB Holding Corporation through a merger transaction.

MB Holding Corporation, through its wholly owned subsidiary, Envoii Healthcare, LLC, has developed a system for transmitting electronic documents in a secure environment. This system is targeted toward the privacy and data security requirements of the healthcare industry imposed by the Health Insurance Portability and Accountability Act of 1996 (HIPPA).

Envoii Healthcare's initial application has been developed for use in the pharmacy field. This application utilizes a front-end platform designed around a proprietary operating platform that enables private information between the end-user and the patient to be transferred in a secure and encrypted envelope, only viewable to the parties for whom it was originally intended. The Company believes that the opportunity for this type application extends beyond the initial pharmacy offering and it will seek to develop or partner with other companies to bring this type secure data transmission to other areas of the healthcare industry.

HIPPA requires the Department of Health and Human Services to establish national standards for electronic healthcare transactions and national identifiers for providers, health plans and employers. It also addresses the security and privacy of health data. Adopting these standards will improve the efficiency and effectiveness of the nation's healthcare system by encouraging the widespread use of electronic data interchange in healthcare. Additional information about HIPPA can be found at www.cms.hhs.gov/hippa/hippa2/default.asp.

About MB Software Corporation:
MB Software Corporation (OTC PK:MBSB) is headquartered in Arlington, Texas and has most recently offered transaction based processing to merchants. The Company is currently preparing to pursue product and service offerings within healthcare.

This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks and uncertainties detailed in the Company's SEC filings. The Company undertakes not obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

Scott A. Haire, 817/633-9400
or Shareholder Relations:
Lucy J. Singleton, 817/633-9400